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CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement of Beverly Enterprises, Inc. on Form S-4 of our report dated September 13, 1994, on our audits of the consolidated financial statements of Pharmacy Management Services, Inc. and Subsidiaries as of July 31, 1994 and 1993, and for each of the three years in the period ended July 31, 1994, which report is incorporated by reference in the Annual Report on Form 10-K of Pharmacy Management Services, Inc. We also consent to the reference to our Firm under the caption "Experts."


                         /s/ COOPERS & LYBRAND L.L.P.


Tampa, Florida
February 10, 1995